Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR THE THIRD QUARTER

AND FIRST NINE MONTHS OF FISCAL 2004

Higher Sales and Substantial Production Efficiencies Drive Improvement

Over Prior Year and Narrow Third Quarter Loss

Riverside, Calif., March 4, 2004 — Fleetwood Enterprises, Inc. (NYSE:FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced fiscal 2004 results for the third quarter and nine months ended January 25, 2004. The Company achieved improved results over the prior year’s third quarter, reporting a third quarter net loss of $10.2 million or 26 cents per share, compared to a net loss of $18.4 million or 51 cents per share for the third quarter of fiscal 2003. Revenues for the third quarter rose to $597.8 million, 21 percent ahead of last year’s $493.2 million.

“We had our best third quarter in four years,” said Edward B. Caudill, president and CEO, “although we were still affected in the quarter by the usual seasonal challenges, compounded by the industry-wide weakness in manufactured housing. Nonetheless, our consolidations and cost-cutting initiatives continued to yield returns, and we saw the investments we have made in innovation, design and vertical integration begin to pay off in the form of higher revenues. While our motor home operations provided most of the lift, we also achieved financial progress throughout the Company, primarily as a result of top-line growth and production efficiencies.”

For the first nine months of fiscal 2004, the Company incurred a net loss of $4.5 million or 12 cents per share, compared with a net loss of $15.3 million or 43 cents per share in the same period of the prior year. Revenues for the first nine months increased 10 percent to $1.92 billion from $1.75 billion for the same period last year.

The RV Group produced operating income of $9.5 million in the third quarter, compared to a loss of $7.6 million last year. Overall, the RV Group’s quarterly revenues were up 32 percent to $410.0 million from $310.5 million last year. Motor home sales for the third quarter increased 28 percent over last year to $272 million. Travel trailer sales jumped 61 percent to $115 million, while folding trailer revenues were down 13 percent to $23 million.

Year to date, the RV Group generated operating income of $40.9 million, a 51 percent improvement compared with $27.1 million for the first nine months of fiscal 2003. Nine-month RV sales were up 20 percent to $1.30 billion compared with last year’s $1.08 billion. Motor home revenues rose 20 percent over last year to $803 million. Travel trailer sales improved 34 percent to $416 million from a year ago, while folding trailer revenues declined 19 percent to $77 million.

“Our motor home division produced outstanding results, turning in its best third-quarter performance since 1985,” Caudill said. “Operating income improved 72 percent from last year to $14.1 million. Our diesel motor homes continue to gain broad consumer acceptance and we are also encouraged by recent growth in our Class C market share. Over the next few quarters, we believe we will see similar trends in our travel trailer operations, which recovered significantly from last year’s loss of $15.5 million to a loss of $4.5 million. Substantial improvements in gross margin and production efficiencies led to better results in this division, and our recent management realignment demonstrates our commitment to further progress. Folding trailer operations also improved despite a down market for that industry segment, registering a $109,000 loss versus last year’s loss of $339,000.”

The Housing Group reported a loss of $10.5 million for the third quarter, compared to a loss for the comparable period of the prior year of $15.4 million. The manufacturing division of the Housing Group incurred an operating loss of $2.7 million, while the retail division posted a loss of $7.8 million, compared with losses of $6.6 million and $8.8 million, respectively, for the same quarter last year.

Housing Group revenues in the third quarter improved on a quarter-over-quarter basis for the first time since October 1999, increasing 2 percent to $176.5 million from $173.3 million last year. Fiscal 2004 third quarter revenues included $109.6 million of wholesale factory sales to independent retailers and $66.9 million of retail sales from Company-operated sales centers. This compares with $114.6 million and $58.7 million, respectively, last year. Gross manufacturing revenues declined slightly from $144.3 million in the third quarter last year to $143.0 million, including $33.4 million of intercompany sales to Company-operated stores, this year. Unit sales from Fleetwood retail stores increased by 11 percent to 1,272 homes. Our HomeOne Credit finance subsidiary originated $10.2 million of loans in the quarter, compared to $7.9 million in the third quarter last year.

Year to date, the Housing Group’s manufacturing division earned $5.3 million, a turnaround from last year’s nine-month loss of $3.3 million. The retail division lost $24.7 million in the first nine months, an improvement of 7 percent compared with a $26.4 million loss for the same period last year.

For the first nine months of the fiscal year, Housing Group revenues were down 7 percent to $591.2 million from $638.0 million in the prior year. Revenues included $396.9 million of wholesale factory sales to independent retailers and $194.3 million of sales from Company-operated stores, down from $436.8 million and $201.2 million, respectively, last year. Gross manufacturing revenues, including intercompany sales, were $493.8 million this year compared with $531.3 million last year. Our HomeOne Credit finance subsidiary originated $26.5 million of loans during the first nine months, compared to $13.5 million in the corresponding period last year.

“We are encouraged that manufactured housing conditions are beginning to improve,” Caudill said. “The inventory of repossessed homes appears to be on the decline, new lenders continue to enter the retail finance market, and a recent manufactured housing asset-backed securities offering was accepted by investors. There appears to be a growing consensus among industry observers that 2003 will represent the bottom of this prolonged down cycle. With a $75 million warehouse line of credit in place, our HomeOne Credit finance subsidiary is ramping up its lending to creditworthy customers who otherwise may have been shut out of the housing market or compelled to buy from a vertically integrated competitor.

“We believe we will be marginally profitable in the fourth quarter,” Caudill concluded.  “In general, each division in the Company is improving its performance, but we do not expect the manufactured housing industry’s anticipated recovery, which has already begun by some measures, to take effect overnight. Accordingly, we believe that losses in our Housing Group, combined with other expenses, will offset much of the anticipated operating profit from our RV Group, and it is presently uncertain as to whether we will be profitable for the full fiscal year. However, the trends continue to be positive in both our industries and on a Company-specific basis, and we are well positioned for growth, giving us cause for confidence about our prospects in fiscal year 2005.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EST/10:30 a.m. PST on Thursday, March 4, 2004. It will be broadcast live over the Internet at www.streetevents.com and www.fulldisclosure.com, and will be accessible from the Company’s Website, www.fleetwood.com.

About Fleetwood

Fleetwood Enterprises, Inc., a Fortune 1000 company headquartered in Riverside, Calif., is a leading manufacturer of a full range of recreational vehicles from motor homes to travel and folding trailers, and is a vertically integrated manufacturer, retailer and financier of manufactured housing. The Company is dedicated to providing quality, innovative products that offer a high value quotient to our customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants.  For more information, visit the Company’s Website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s Form 10-K and other SEC filings. These risk factors include, without limitation:  the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of changes in consumer confidence levels; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; availability and pricing of raw materials; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategy. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(tables follow)

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations

(Unaudited)

(Amounts in thousands except per share data)

	13 Weeks Ended		39 Weeks Ended
	Jan. 25,	Jan. 26,	Jan. 25,	Jan. 26,
	2004	2003	2004	2003

Sales	$597,750	$493,215	$1,918,624	$1,745,636

Operating income (loss)	$1,414	$(23,123)	$29,310	$1,165

Income (loss) before income taxes and minority interest	$(1,572)	$(21,803)	$22,583	$622

(Provision) benefit for income taxes	(3,387)	8,505	(11,515)	(717)
Minority interest in Fleetwood Capital Trusts, net of taxes	(5,212)	(5,107)	(15,565)	(15,229)

Net loss	$(10,171)	$(18,405)	$(4,497)	$(15,324)

Net loss per common share:
Basic and diluted	$(.26)	$(.51)	$(.12)	$(.43)

Weighted average common shares:
Basic and diluted	38,871	35,935	36,977	35,847

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

ASSETS

	January 25,	October 26,	January 26,
	2004	2003	2003

Cash and marketable investments	$82,448	$76,639	$67,971
Receivables	198,645	177,346	151,131
Inventories	257,674	241,294	251,157
Property, plant and equipment, net	255,014	254,723	262,156
Other assets	236,203	228,965	225,741
Total assets	$1,029,984	$978,967	$958,156

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	$81,413	$83,721	$65,557
Employee compensation and benefits	126,183	132,977	126,503
Product warranty reserve	55,817	58,037	61,467
Retail flooring liability and short-term debt	19,349	43,696	41,995
Long-term debt	102,211	2,354	2,480
Other liabilities	131,837	138,718	120,901
Total liabilities	516,810	459,503	418,903

Company-obligated optionally redeemable
convertible preferred securities	375,301	374,993	374,069

Shareholders' equity	137,873	144,471	165,184
	$1,029,984	$978,967	$958,156

FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

(Amounts in thousands)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	Jan. 25,	Jan. 26,	Jan. 25,	Jan. 26,
	2004	2003	2004	2003
OPERATING REVENUES:

Recreational vehicles	$410,006	$310,478	$1,296,557	$1,077,240

Housing
Manufacturing	143,017	144,325	493,826	531,279
Retail	66,937	58,748	194,272	201,183
Less intercompany	(33,414)	(29,724)	(96,921)	(94,475)
	176,540	173,349	591,177	637,987

Supply operations	9,756	8,583	27,450	28,909
Financial services	1,448	805	3,440	1,500

	$597,750	$493,215	$1,918,624	$1,745,636

OPERATING INCOME (LOSS):

Recreational vehicles	$9,520	$(7,591)	$40,913	$27,098
Housing - manufacturing	(2,712)	(6,570)	5,309	(3,330)
Housing - retail*	(7,788)	(8,826)	(24,665)	(26,395)
Supply operations	2,934	(225)	4,075	1,804
Corporate and other	(850)	(551)	3,874	(2,109)
Financial services	(210)	(602)	(1,111)	(1,277)
Intercompany profit	520	1,242	915	5,374

	$1,414	$(23,123)	$29,310	$1,165

UNITS SOLD:

Manufactured housing -
Factory shipments	4,628	4,607	15,509	17,703
Retail sales	1,272	1,149	3,809	4,124
Less intercompany	(948)	(968)	(2,844)	(3,102)
	4,952	4,788	16,474	18,725

Recreational vehicles -
Motor homes	2,663	2,197	8,183	7,278
Travel trailers	6,925	4,791	25,314	21,780
Folding trailers	3,359	3,885	10,757	13,562

	12,947	10,873	44,254	42,620

* Not including interest expense on inventory floorplan financing as follows

	$473	$547	$1,483	$1,697